SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 04/30/2004
FILE NUMBER 811-6463
SERIES NO.: 9


74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares               7,860
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares               2,441
              Class C Shares               1,185



74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares              $12.84
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares              $12.34
              Class C Shares              $12.30